Exhibit 99.3

             PENN TREATY AMERICAN CORPORATION ANNOUNCES ANTICIPATED
                  FINANCIAL EFFECT OF REINSURANCE TRANSACTION

ALLENTOWN, PA, February 19, 2002 - Penn Treaty American Corporation (NYSE: PTA) today announced the anticipated accounting treatment and financial effect of its recently disclosed reinsurance transaction ("the Agreement").

The Agreement, which is effective December 31, 2001, does not require any future recapture or commutation, subject to certain conditions. However, the Company anticipates that it will commute the Agreement following December 31, 2007 when the accumulated statutory surplus of the reinsured business is estimated to be sufficient to maintain risk-based capital ratios in excess of its goal of four times the statutory minimum. The statutory accounting treatment of the Agreement will release all insurance liabilities and supporting investments, as well as future premiums, net of expense reimbursement, on the ceded business to the reinsurer, until and if recaptured. As a result of the Agreement, the Company's subsidiary insurers' statutory risk-based capital requirements are substantially reduced, thereby expanding their short and long-term growth opportunities.

Under the terms of the Agreement, the reinsurer will maintain an Experience Account for the benefit of the Company in the event of recapture, which will reflect the future results of the reinsured business. The Company expects to record the quarterly change in value of the Experience Account in its financial statements utilizing Deposit Accounting, as prepared in accordance with generally accepted accounting principles ("GAAP").

The Company anticipates that it will recognize an impairment of its Unamortized Deferred Policy Acquisition Cost asset in its December 31, 2001 GAAP financial statements. The impairment represents the discounted value of its future annual expense and risk charges and excise taxes -- resulting from the Agreement -- through the anticipated recapture date of the reinsured business.. The Company estimates that the impact upon the book value of its common stock, as a result of the Agreement and in anticipation of recapture, will be approximately $1.70 to $1.80 per share, with minimal, if any, expected future impact.

The Company will earn an investment credit on the balance of its Experience Account. The investment credit will be based upon a benchmark series of investments that may be subject to gains and losses from market interest rate volatility. The Company expects to record these gains and losses in its future Statements of Operations, which could cause fluctuations in its future quarterly performance.

The Company, through its wholly owned direct and indirect subsidiaries, Penn Treaty Network America Insurance Company, American Network Insurance Company, American Independent Network Insurance Company of New York, Penn Treaty (Bermuda), Ltd., United Insurance Group Agency, Inc., Network Insurance Senior Health Division and Senior Financial Consultants Company, is primarily engaged in the underwriting, marketing and sale of individual and group accident and health insurance products, principally covering long-term nursing home and home health care.

Certain statements made by the Company - in this press release - may be considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual

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results of the Company's operations will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include, among others, whether its Corrective Action Plan will be accepted and approved by regulators in addition to the Pennsylvania Department of Insurance, the delivery of its initial reinsurance premium, the Company's ability to meet its future risk-based capital goals, the adverse financial impact of suspending new business sales, the Company's ability to raise adequate capital to meet the requirements of anticipated growth and the cost associated with recommencing new business sales, liquidity needs and debt obligations, the possible sale of certain product lines and its New York subsidiary, the adequacy of the Company's loss reserves and the recoverability of its unamortized deferred policy acquisition cost asset, the Company's ability to sell insurance products in certain states, to resume generating new business in all states and to succeed in obtaining necessary rate increases, the Company's ability to comply with government regulations and the requirements which may be imposed by state regulators as a result of the Company's capital and surplus levels, the ability of senior citizens to purchase the Company's products in light of the increasing costs of health care, the ability of the Company to retain its current policyholder base, the modality of premium revenue, the ability of the Company to defend itself against adverse litigation, and the Company's ability to recapture, expand and retain its network of productive independent agents, especially in light of the voluntary suspension of new business. For additional information, please refer to the Company's reports filed with the Securities and Exchange Commission.

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Contact: Cameron Waite, CFO
Cwaite@penntreaty.com    1.800.222.3469